As filed with the Securities and Exchange Commission on February 12, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CONCORDIA HEALTHCARE CORP.

(Exact Name of Registrant as Specified in its Charter)

Ontario, Canada	N/A
(State or other jurisdiction of Incorporation or organization)	(I.R.S. employer identification no.)

277 Lakeshore Road East, Suite 302

Oakville, Ontario

L6J 1H9

(Address of principal executive offices, including zip code)

Concordia Healthcare Corp. Long Term Incentive Plan

Concordia Healthcare Corp. 2013 Stock Option Plan

(Full title of the plans)

C T Corporation System

111 Eighth Avenue

New York, NY 10011

Telephone: (212) 590-9180

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With copies to:

Robert E. Buckholz, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 (212) 558-4000	Francesco Tallarico, Esq. Concordia Healthcare Corp. 277 Lakeshore Road East, Suite 302 Oakville, Ontario L6J 1H9 (905) 842-5150

Indicate by check mark whether the registrant is a large accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. Check one:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common shares under the Concordia Healthcare Corp. 2013 Stock Option Plan	2,403,985(2)	$32.14(3)	$77,264,077.90(3)	$7,780.49
Common shares under the Concordia Healthcare Corp. 2013 Stock Option Plan	471,466	$27.86(4)	$13,135,042.76(4)	$1,322.70
Common shares under the Concordia Healthcare Corp. Long Term Incentive Plan	1,267,946	$27.86(4)	$35,324,975.56(4)	$3,557.23
TOTAL	4,143,397		$125,724,096.22	$12,660.42

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (this “Registration Statement”) shall also cover any additional common shares that may become issuable under the Plans pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of the Registrant’s outstanding common shares.

(2)	Represents common shares underlying all outstanding unexercised options previously granted under the Concordia Healthcare Corp. 2013 Stock Option Plan.
(3)

Pursuant to Rule 457(h)(1) under the Securities Act, the proposed maximum offering price per share and proposed maximum aggregate offering price were based on the weighted average exercise price of such options.

(4)

The proposed maximum offering price per share was calculated in accordance with Rule 457(c) and (h) under the Securities Act based on the average of the high and low prices for the Registrant’s common shares reported on the NASDAQ Global Select Market® on February 8, 2016, which was $27.86 per common share.

PART I

Item 1.	Plan Information

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the Note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plans covered by this Registration Statement as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information

The written statement required by Item 2 of Part I is included in documents delivered to participants in the plans covered by this Registration Statement pursuant to Rule 428(b) of the Securities Act.

PART II

Item 3.	Incorporation of Documents by Reference

The following documents filed by the Registrant are incorporated herein by reference:

(a) The Registrant’s registration statement on Form 40-F filed with the Commission on June 1, 2015 and as amended on June 23, 2015 (File No. 001- 37413) (the “Form 40-F”);

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Form 40-F incorporated by reference herein pursuant to (a) above; and

(c) The description of the Registrant’s securities contained in the Form 40-F filed with the Commission under Section 12(b) of the Exchange Act, including any amendment or report filed for the purposes of updating such description.

In addition, unless otherwise stated herein, all documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, and to the extent, if at all, designated therein, certain reports on Form 6-K furnished by the Registrant prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this document will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this document or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this document modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

The by-laws of the Registrant provide that, subject to the relevant provisions of the Business Corporations Act (Ontario), the Registrant shall indemnify a director or officer of the Registrant, a former director or officer of the Registrant, or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity of another entity, and their respective heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is made a party because of that association with the Registrant or such other entity if (i) the individual acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant’s request; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual has reasonable grounds for believing that the individual’s conduct was lawful.

The Registrant has in place directors’ and officers’ liability insurance policies to insure the directors and officers of the Registrant against liability for actions or omissions occurring in their capacity as a director or officer, subject to certain exclusions and limitations.

The Registrant has entered into indemnification agreements with certain current officers and directors. Among other things, these agreements generally provide that the Registrant will indemnify each of these individuals against all losses, liabilities, claims, damages, costs, charges and expenses reasonably incurred by them in connection with any civil, criminal, administrative, investigative or other proceeding which (i) the individual is involved in or made a party to, and (ii) arises because the individual is a director, trustee or officer of the Registrant or a subsidiary of the Registrant or a former director, trustee or officer of the Registrant or a subsidiary of the Registrant (“Indemnified Capacity”). Additionally, the Registrant has agreed to indemnify these individuals for expenses they incur solely by reason of their service in an Indemnified Capacity. However, the Registrant may only indemnify these individuals if they acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of another entity for which the individual acted as a director or officer or in a similar capacity at the Registrant’s request and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, if the individual had reasonable grounds for believing that his or her conduct was lawful. The Registrant will have no obligation to indemnify these individuals if a court of competent jurisdiction rules that they are not entitled to indemnification under the agreement.

These indemnification agreements also provide that, upon written request, the Registrant will advance expenses to the indemnified individuals within 30 days of such request.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

The exhibits filed herewith or incorporated by reference herein are set forth in the Index to the Exhibits filed as part of this Registration Statement hereof.

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material changes to such information in this Registration Statement; provided, however, paragraphs (1)(i) and (ii) above do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakville, Province of Ontario, Canada, on February 12, 2016.

Concordia Healthcare Corp.

By:	/s/ Mark Thompson
Name:	Mark Thompson
Title:	Chief Executive Officer

The undersigned officers and directors do hereby constitute and appoint Mark Thompson with full power of substitution and re-substitution, as our true and lawful attorney-in-fact and agent, to do any and all acts and things in our name and behalf in our capacities as directors and officers, and to execute any and all instruments for us and in our names in the capacities indicated below, that such attorney may deem necessary or advisable to enable the Registrant to comply with the Securities Act and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for us, any of us, in the capacities indicated below, any and all amendments hereto (including pre-effective and post-effective amendments or any other registration statement filed pursuant to the provisions of Rule 462(b) under the Securities Act); and we do hereby ratify and confirm all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on February 12, 2016.

Signature	Title

/s/ Mark Thompson
Mark Thompson	Chief Executive Officer, Chairman and Director (principal executive officer)

/s/ Adrian de Saldanha
Adrian de Saldanha	Chief Financial Officer (principal financial and principal accounting officer)

/s/ Edward Borkowski
Edward Borkowski	Director

/s/ Douglas Deeth
Douglas Deeth	Director

/s/ Rochelle Fuhrmann
Rochelle Fuhrmann	Director

/s/ Jordan Kupinsky
Jordan Kupinsky	Director

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this Registration Statement solely in the capacity of the duly authorized representative of the Registrant in the United States, in the City of Chicago, State of Illinois, USA on February 12, 2016.

By:	/s/ Andy Hoyt
Andy Hoyt
General Manager Pinnacle Biologics, Inc.

INDEX TO EXHIBITS

Exhibit Number	Exhibit
4.1	By-laws of the Registrant

4.2	Concordia Healthcare Corp. Long Term Incentive Plan

4.3	Concordia Healthcare Corp. 2013 Stock Option Plan, as amended

5.1	Opinion of Fasken Martineau DuMoulin LLP

23.1	Consent of Collins Barrow Toronto LLP

23.2	Consent of Fasken Martineau DuMoulin LLP (included in Exhibit 5.1)

24.1	Power of Attorney (set forth on the signature page)